Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-75811) pertaining to the Thomas Group, Inc. 401(k) Savings Plan of our report dated May 17, 2006, with respect to the financial statements and schedule of Thomas Group, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Hein & Associates LLP

June 28, 2006
Dallas, Texas